Exhibit 99.1
Welcome Olivia, our new COO!

We’re excited to announce that Olivia Nottebohm is joining Dropbox as our new Chief Operating Officer.

Olivia comes to us from Google Cloud, where she was VP of SMB Sales and GTM Operations leading go- to-market efforts and driving revenue for a portfolio of business products that included G Suite. She helped build and scale Google Cloud’s business, overseeing a cross-functional operations team of sales, customer engineering, business development, operations, and professional services.

Prior to that, Olivia was a partner at McKinsey, where she worked with companies to build and execute against successful go-to-market strategies at scale.

Olivia has a great mix of big picture strategic thinking and a hands-on leadership style, and we were excited to learn how much of her values align with our own. She has a reputation for setting a high bar, focusing on impact, and building trust within her organization.

2019 was an important year for Dropbox-we launched the biggest changes to our product in our history and unveiled our vision for the smart workspace. We also welcomed Timothy Young and Bharat Mediratta who are leading our engineering, product, and design teams, as well as Tifenn Dano Kwan as our new CMO, and Jamie Perlman as our VP of Business Development.

We're thrilled to have Olivia join our leadership team to help take us into our next phase of growth. Welcome, Olivia!